Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Sealed Air Corporation:

We consent to the use of our report dated February 29, 2008, with respect to the consolidated balance sheets of Sealed Air Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, shareholders’ equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2007, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2007, which report appears in the December 31, 2007 annual report on Form 10-K of Sealed Air Corporation, incorporated herein by reference.

Our report on the consolidated financial statements refers to Sealed Air Corporation’s adoption of the provisions of Securities and Exchange Commission Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” effective January 1, 2006, and Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 123R,” effective December 31, 2006.

/s/ KPMG LLP

Short Hills, New Jersey
August 8, 2008